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                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
CIBER, Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-81320-3, 33-87978, 33-88046, 33-88048, 33-88050, 333-15091,
333-25543, 333-25545, 333-59015 and 333-61287) and Form S-4 (Nos. 333-31905 and
333-69031) of CIBER, Inc. of our report dated August 12, 1999, relating to the consolidated balance sheets of CIBER, Inc. and subsidiaries as of June 30, 1998 and 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 1999, and the related financial statement schedule, which report appears in the June 30, 1999 Annual Report on Form 10-K of CIBER, Inc.


                                    KPMG LLP

Denver, Colorado
September 22, 1999